NEWS RELEASE
Contact:	William J. Small
Chairman, President and CEO
(419) 782-5015
bsmall@first-fed.com

First Defiance Financial Corp. Announces Board Changes

Jack Fauster Retires; Jean A. Hubbard and Barbara A. Mitzel New Directors

DEFIANCE, OHIO (April 28, 2008) – First Defiance Financial Corp. (NASDAQ: FDEF) recently announced changes to its Board of Directors. Dr. John U. (Jack) Fauster has retired from the First Defiance Board and the Board of its subsidiary, First Federal Bank of the Midwest, where he had served since 1975. At the company’s Annual Meeting on April 22, shareholders elected Jean A. Hubbard of Defiance, Ohio, to fill the vacancy created by Dr. Fauster’s retirement. At an organizational meeting held the same day, the First Defiance Board appointed Barbara A. Mitzel of Adrian, Michigan to a newly created seat on the Board. Mitzel served on the Board of Pavilion Bancorp prior to that company’s acquisition by First Defiance on March 14, 2008.

“We are grateful for Dr. Fauster’s 33 years of service and his contributions to the First Defiance Board,” said William J. Small, Chairman, President and CEO of First Defiance. “His leadership has helped First Federal evolve from a small, traditional thrift organization into a community bank with a significant market presence throughout northwest Ohio, and now in Michigan and Indiana.”

Hubbard has served on the First Federal Bank community advisory board since January, 2007. She has been appointed to the Corporate Governance and Long Range Planning Committees of the First Defiance Board. Mrs. Hubbard is a graduate of Defiance College with a Bachelor’s degree in Business Administration and is also a graduate of the Ohio School of Banking and the ABA School of Human Resource Management. She is currently Business Manager and Corporate Treasurer for The Hubbard Company in Defiance, Ohio, and has more than 20 years of experience in banking. Hubbard is active in the Defiance community, serving on the Board of the Defiance Rotary Club and as a mentor with the Defiance City Schools. She is also a past board member of Kettenring Country Club and is a past program advisor with the Junior Achievement of Northwest Ohio. Hubbard resides in Defiance with her husband Tom and children.

Mitzel was a Director of Pavilion Bancorp, which was acquired by First Defiance Financial Corp. on March 14, 2008. She will serve on the Long Range Planning Committee for First Defiance and the Investment Committee for First Federal Bank. Mitzel has a Bachelor’s degree from Saginaw Valley State University and is the Area Manager for Consumers Energy in Adrian, Michigan, where she is responsible for community and local government relations in the areas of economic development, public safety, franchise renewals and infrastructure-related work across two counties. Mitzel is also a third-term city commissioner in Adrian, Michigan, and serves on the Boards of ProMedica North Region/Lenawee Health Alliance, the Lenawee Boys and Girls Club, the Adrian Brownfield Redevelopment Authority and the Lenawee United Way. She is a member of the Adrian Noon Rotary Club and the Michigan Municipal League, as well as a past chair of the Lenawee Chamber of Commerce. Mitzel resides in Adrian with her husband David.

“We are pleased to welcome both Jean and Barbara to the First Defiance Financial Corp Board of Directors,” said Small. “Their strong business backgrounds and knowledge of the banking industry will add immediate value to the Board.”

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 36 full service branches and 45 ATM locations in northwest Ohio, southeastern Michigan and Ft. Wayne, Indiana. First Insurance & Investments specializes in property and casualty and group life and health insurance, with offices in Defiance and Bowling Green, Ohio.

For more information, visit the company’s Web site at www.fdef.com.

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